Exhibit 5.2

4500 Bankers Hall East, 855 – 2nd Street SW Calgary, Alberta, Canada T2P 4K7 Tel: 403.298.3100 Fax: 403.265.7219 www.bennettjones.com
May 4, 2011
Precision Drilling Corporation
Suite 4200, 150 — 6th Avenue SW
Calgary, AB T2P 3Y7
Ladies and Gentlemen:

Re:	Precision Drilling Corporation — Exchange Offer for 6.625% Senior Notes Due 2020
We have acted as Canadian counsel to each of Precision Drilling Corporation (the “Corporation”), Precision Diversified Oilfield Services Corp. (“PDOSC”), Precision Limited Partnership (“PLP”), Precision Drilling Canada Limited Partnership (“PDCLP”), Grey Wolf International Drilling Corporation (“GWIDC”), Precision Oilfield Personnel Services Ltd. (“POPSL”), Precision Drilling, Inc. (“PDI”), DI Energy, Inc. (“DII”), Grey Wolf International, Inc. (“GWII”), Precision Drilling Holdings Company (“PDHC”), Precision Drilling LLC (“PDLLC”), Precision Drilling Company, LP (“PDLP”), Murco Drilling Corporation (“MDC”), DI/Perfensa Inc. (“DIP”), Precision Completion & Production Services Ltd. (“PCPSL”), Grey Wolf Supply Inc. (“GWSI”), Precision Drilling Oilfield Services Corporation (“PDSC”) and Precision Directional Services, Inc. (“PDSI”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Corporation and the Guarantor Subsidiaries (as defined herein) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Corporation of US$650,000,000 aggregate principal amount of 6.625% Senior Notes due 2020 (the “Exchange Securities”) and the issuance by the Guarantor Subsidiaries of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees have been issued under an indenture dated as of November 17, 2010 (the “Indenture”) among the Corporation, the Initial Subsidiary Guarantors (as defined herein) and The Bank of New York Mellon, as U.S. trustee (the “U.S. Trustee”) and Valiant Trust Company, as Canadian co-trustee (the “Canadian Trustee”), as supplemented by a supplemental indenture and guarantee dated as of May 3, 2011 (the “Supplemental Indenture”) among PDSI, the Corporation, the Initial Subsidiary Guarantors, the U.S. Trustee and the Canadian Trustee. The Exchange Securities will be offered by the Corporation in exchange for US$650,000,000 aggregate principal amount of its outstanding 6.625% Senior Notes due 2020.
The Corporation, PDOSC, GWIDC and POPSL are referred to collectively as the “Corporate Parties” and individually as a “Corporate Party”; PDOSC, in its capacity as the general partner of PLP, is referred to as “PLP GP” and in its capacity as the general partner of PDCLP, is referred to as “PDCLP GP”; PDHC, in its capacity as the general partner of PDLP, is referred to as “PDLP GP”; PDOSC, PLP, PLP GP, PDCLP, PDCLP GP, GWIDC and POPSL are referred
CALGARY  •  TORONTO  •  EDMONTON  •  OTTAWA

to collectively as the “Canadian Initial Subsidiary Guarantors” and individually as a “Canadian Initial Subsidiary Guarantor”; the Canadian Initial Subsidiary Guarantors, PDI, DII, GWII, PDHC, PDLLC, PDLP, PDLP GP, MDC, DIP, PCPSL, GWSI and PDSC are referred to collectively as the “Initial Subsidiary Guarantors” and individually as an “Initial Subsidiary Guarantor”; the Corporation and the Canadian Initial Subsidiary Guarantors are referred to collectively as the “Canadian Parties” and individually as a “Canadian Party”; and the Initial Subsidiary Guarantors and PDSI are referred to collectively as the “Guarantor Subsidiaries” and individually as a “Guarantor Subsidiary”.
Scope of Review
For the purpose of this opinion letter, we have examined executed copies of the following documents:
(a)	the Registration Statement;

(b)	the Indenture and the Supplemental Indenture (including the Guarantees set forth therein); and

(c)	the Exchange Securities.
The Indenture and the Supplemental Indenture are referred to collectively as the “Indentures”. The Indentures and the Exchange Securities are referred to collectively as the “Operative Documents” and individually as an “Operative Document”.
In addition, we have considered such questions of law, examined such other documents, and conducted such investigations as we have considered necessary to enable us to express the opinions set forth herein.
As to various questions of fact material to our opinions that we have not verified independently, we have relied upon the following documents, copies of which have been provided to you:
(a)	certificates of status dated the date hereof in respect of the Corporation, PDOSC and POPSL issued pursuant to the Business Corporations Act (Alberta) and a certificate of compliance in respect of GWIDC issued pursuant to the Canada Business Corporations Act, on which we have relied exclusively in giving the opinion expressed in paragraph 1 below;

(b)	a trade name/partnership search dated the date hereof in respect of each of PLP and PDCLP issued under the authority of the Registrar of Corporations for Alberta;

(c)	a closing certificate of the Corporation dated the date hereof containing copies of, among other things, the articles of amalgamation and by-laws of the Corporation and a resolution of the directors of the Corporation; and

(d)	a closing certificate of each other Corporate Party dated the date hereof containing copies of, among other things, such Corporate Party’s articles and by-laws, a resolution of the directors of such Corporate Party, and in the case of the closing certificate of PDOSC (on its own behalf and in its capacity as PDCLP GP and in its capacity as PLP GP), the PDCLP limited partnership agreement between PDOSC and the Corporation dated as of January 2, 2009, as amended to the date hereof (the “PDCLP Agreement”) and the PLP limited partnership agreement between PDOSC and the Corporation made effective August 15, 2006, as amended to the date hereof (the “PLP Agreement”).
Assumptions
In our examination we have assumed the following:
(a)	the genuineness of all signatures;

(b)	the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies;

(c)	the due authorization, execution, and delivery of the Operative Documents by all parties thereto other than the Canadian Parties;

(d)	the legal existence, power, and capacity of all parties to the Operative Documents other than the Canadian Parties;

(e)	the legal capacity of all individuals;

(f)	that all individuals who signed any of the documents we have examined had legal capacity at the time they signed such documents; and

(g)	that none of the documents examined by us have been amended or modified in any manner since the date they were submitted to us, whether by written or oral agreement, by conduct of the parties thereto, or otherwise.
Applicable Law
We are solicitors qualified to practice law in Alberta (the “Province”) and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province and the federal laws of Canada applicable in the Province.
Opinions
Based upon the foregoing, we are of the opinion that:
1.	Each of the Corporation, PDOSC and POPSL is a valid and subsisting corporation under the laws of Alberta. GWIDC is a valid and subsisting corporation under the laws of Canada.

2.	Each of PLP and PDCLP is validly subsisting as a limited partnership under the laws of Alberta.

3.	The execution by the Corporation of the Registration Statement and the execution and delivery by the Corporation of the Operative Documents and the performance by the Corporation of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Corporation. The Corporation has duly executed the Registration Statement and the Operative Documents and, to the extent delivery is governed by Alberta law, duly delivered the Operative Documents.

4.	The execution by each of PDOSC, GWIDC and POPSL of the Registration Statement and the execution and delivery by each of PDOSC, GWIDC and POPSL of the Indentures and the performance by each of PDOSC, GWIDC and POPSL of its respective obligations under the Indentures and the Guarantees has been duly authorized by all necessary corporate action on the part of PDOSC, GWIDC and POPSL, respectively. Each of PDOSC, GWIDC and POPSL has duly executed the Registration Statement and the Indentures and, to the extent delivery is governed by Alberta law, duly delivered the Indentures. The execution by PLP GP, on behalf of PLP, of the Registration Statement and the execution and delivery by PLP GP, on behalf of PLP, of the Indentures and the performance by PLP GP, on behalf of PLP, of PLP’s obligations under the Indentures and the Guarantees has been duly authorized by all necessary corporate action on the part of PLP GP and all action required by the PLP Agreement. PLP GP, on behalf of PLP, has duly executed the Registration Statement and the Indentures and, to the extent delivery is governed by Alberta law, duly delivered the Indentures. The execution by PDCLP GP, on behalf of PDCLP, of the Registration Statement and the execution and delivery by PDCLP GP, on behalf of PDCLP, of the Indentures and the performance by PDCLP GP, on behalf of PDCLP, of PDCLP’s obligations under the Indentures and the Guarantees has been duly authorized by all necessary corporate action on the part of PDCLP GP and all action required by the PDCLP Agreement. PDCLP GP, on behalf of PDCLP, has duly executed the Registration Statement and the Indentures and, to the extent delivery is governed by Alberta law, duly delivered the Indentures.

5.	The execution by each Canadian Party of the Registration Statement and the execution and delivery by each Canadian Party of the Operative Documents to which it is a party and the performance by each Canadian Party of its obligations thereunder and the issuance and sale of the Exchange Securities and the performance by the Corporation of its obligations thereunder do not and will not:
(a)	in the case of each Corporate Party, result in a violation of such Corporate Party’s articles or by-laws;

(b)	in the case of PLP, result in a violation of the PLP Agreement;

(c)	in the case of PDCLP, result in a violation of the PDCLP Agreement;

(d)	to our knowledge, contravene any provisions of any indenture, mortgage, deed of trust, loan, credit agreement, note or any other agreement to which any Canadian Party is a party, or by which it is bound;

(e)	to our knowledge, contravene any provisions of any judgment, order or decree of any governmental body, agency or court in Canada having jurisdiction over any Canadian Party or any of their respective assets; or

(f)	contravene or conflict with any law or regulation in force in Alberta applicable to any Canadian Party.
Whenever our opinion with respect to the existence or absence of facts or circumstances is qualified by the phrase “to our knowledge”, it is intended to indicate that during the course of our firm’s representation of the Corporation and the Guarantor Subsidiaries in connection with the transaction described above, no information has come to the attention of the members of Bennett Jones LLP who have given substantive attention to the transaction contemplated herein that would give us actual knowledge of the existence or absence of such facts or circumstances and such phrase does not include constructive knowledge of matters or information. No inference as to our knowledge as to any facts or circumstances should be drawn merely from our representation of the Corporation and the Guarantor Subsidiaries.
Reliance Limitation
This opinion letter relates solely to the transaction described above and is solely for the use and benefit of the addressee hereof and not for the benefit of any other person. This opinion letter may not be relied upon by other parties or in respect of other transactions and may not be quoted or reproduced in whole or in part or otherwise referred to or used for any purpose without our prior written consent provided that this opinion letter may be filed by the Corporation with the Commission as an exhibit to the Registration Statement. We hereby consent to the inclusion of a reference to the name of our firm under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.
Yours truly,
/s/ Bennett Jones LLP
Bennett Jones LLP